UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 2, 2009

WOLVERINE TUBE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12164	63-0970812

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

200 Clinton Avenue Wests, Suite 1000
Huntsville, Alabama	35801

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (256) 353-1310

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                      Regulation FD Disclosure

On April 2, 2009, Wolverine Tube, Inc. (“Wolverine Tube”) issued a press release announcing that it has revised the terms and extended the expiration date of the previously announced exchange offer and consent solicitation (the “Offer”), originally announced on February 25, 2009 and previously amended on March 23, 2009 and March 25, 2009, for any and all of its 10½% Senior Notes due 2009 (CUSIP No. 978093AE2) (the “Existing Notes”).  The expiration date for the Offer will now be 11:59 p.m., New York City time, on April 14, 2009, unless terminated or further extended.

Under the revised Offer, Wolverine Tube is offering holders of its Existing Notes the opportunity to exchange any and all of their Existing Notes for newly issued 15% Senior Secured Notes due 2012 (the “New Notes”) and a cash exchange fee.  For each $1,000 in principal amount of Existing Notes tendered, a holder would be entitled to receive $1,000 in principal amount of New Notes and a cash exchange fee equal to 3.0% of the principal amount of Existing Notes tendered.  In addition, holders who validly tender and do not withdraw their Existing Notes in the Offer will also be paid accrued and unpaid interest from the most recent interest payment date for the Existing Notes up to, but not including, the payment date, payable on the payment date.  In addition, the terms of the New Notes have been revised to provide that:

•	The New Notes will mature on March 31, 2012;

•
The interest rate initially applicable to the New Notes will be increased to 15%, of which 10% is payable in cash and 5% is payable by issuing additional New Notes; provided, that (a) if the outstanding principal amount of New Notes at the close of business on March 31, 2010 exceeds $90 million, the interest rate will increase to 16%, of which 10% will be payable in cash and 6% will be payable by issuing additional New Notes, and (b) if the outstanding principal amount of New Notes at the close of business on March 31, 2011 exceeds $60 million, the interest rate will increase to 17%, of which 10% will be payable in cash and 7% will be payable by issuing additional New Notes;

•	Except as provided above, Wolverine Tube will not have the option to pay interest on the New Notes in the form of additional New Notes; and

•
Wolverine Tube will be permitted to enter into a new secured revolving credit facility only with the consent of holders of at least 66⅔% in principal amount of New Notes and only if Wolverine Tube redeems an amount of New Notes equal to 55% of “eligible NAFTA inventory” and “eligible NAFTA accounts receivable” (in each case as defined in the new revolving credit facility).

As of March 25, 2009, the date of the previous amendment and supplement of the Offer, tenders had been received with respect to approximately $43.7 million aggregate principal amount of Existing Notes, representing approximately 44% of the outstanding Existing Notes.  Including the $38.3 million in principal amount of our 10½% Senior Exchange Notes due 2009 that will be exchanged for New Notes, holders of approximately $82 million, or 59.4%, of our $138 million in principal amount of notes outstanding had agreed to exchange their notes for New Notes.  As a result of the elimination of the cash option previously included in the Offer, the Depository Trust Company, the depositary for the Existing Notes, has informed Wolverine Tube that holders of Existing Notes who previously tendered in the Offer will need to retender such Existing Notes.  D.F. King & Co., Inc., the information agent for the Offer, will be contacting holders to arrange for the retendering of such Existing Notes.

The information furnished pursuant to Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act except as shall be expressly set forth by specific reference in such filing.

Item 9.01               Financial Statements and Exhibits

(d)           Exhibits:

The following exhibits are incorporated by reference herein:

99.1	Press Release dated April 2, 2009

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

WOLVERINE TUBE, INC.

Date: April 2, 2009	By:	/s/ David A. Owen
		Name:	David A. Owen
		Title:	Senior Vice President, Chief Financial Officer and Secretary